Exhibit 10.14

SETTLEMENT AGREEMENT AND MUTUAL RELEASE OF CLAIMS

THIS SETTLEMENT AGREEMENT AND MUTUAL RELEASE OF CLAIMS ("Agreement") is entered into this 10th day of November, 2009 by and between (i) JOEL PATRICKSENS and SEAWRIGHT HOLDINGS, INC. (collectively "Sens and Seawright"), on the one hand, and (ii) AMICUS FUNDING, INC. ("Amicus"), on the other hand.

WHEREAS, certain disputes and differences have arisen between the parties;

WHEREAS, on May 6, 2009, Amicus filed a Complaint in the Circuit Court of Arlington County (Civil Action No. 09-547) against Sens and Seawright ("Lawsuit");

WHEREAS Seawright owns certain real property, described below in Paragraph 4;

WHEREAS, the parties have agreed to resolve all matters between them as provided for in this Agreement; and

NOW, THEREFORE, in consideration of the foregoing Recitals, the mutual undertakings of the parties set forth herein and other consideration, the sufficiency of which is hereby acknowledged, each of the undersigned parties, agreeing to be bound, hereby agree as follows:

1.           Mutual Release ("Mutual Release") - Except as provided otherwise in this Agreement, Sens and Seawright (including its officers, directors, shareholders, agents, employees and affiliates) on the one hand, and Amicus (including its officer, directors, shareholders, agents, employees and affiliates), on the other hand, hereby release each other from any and all claims, cross-claims, setoffs, recoupments, demands, damages, actions, causes of action, suits at law or inequity, of whatever, kind and nature, whether based on alleged tort or alleged contract or any other legal or equitable theory of recovery, whether known or unknown and whether past or present, including but not limited to those relating (in any way) to the Lawsuit.

2.            Settlement payment - On or before January 29, 2010, Sens and Seawright shall pay to Amicus the sum of ONE HUNDRED FORTY THOUSAND AND 00/100 DOLLARS ($140,000.00), plus all fees and costs incurred pursuant to Paragraph 4, below (collectively, "the Settlement Payment").

3.            Dismissal of Lawsuit - Promptly upon its receipt of the Settlement Agreement, Amicus shall take the steps necessary to postpone the November 13, 2009 Motion for Summary Judgment hearing. Upon successful lien recordation, Amicus shall immediately dismiss the Lawsuit, with prejudice. Sens and Seawright agree to execute any documents/pleadings which may be necessary to accomplish said dismissal.

4.           Lien - Seawright consents to Amicus recording a lien against the parcel of real property owned by Seawright located in the North River District, Augusta County, Virginia, and described in Exhibit A to the attached Deed of Trust (the “Seawright Property”). Such lien shall be evidenced by a Promissory Note (attached hereto as Exhibit 1), and secured by a Deed of Trust (attached hereto as Exhibit 2). Amicus may record such Deed of Trust at any time after the execution of this Agreement. Within three business days that the Settlement Payment clears Amicus's bank account (or such account designated by Amicus), Amicus shall take necessary measures to release any lien on the Seawright Property. Sens and Seawright shall also pay all recording costs for the Deed of Trust by delivering payment 0[$600, payable to "William H. Rhodes Client Trust Account" to Amicus's counsel, William H. Rhodes.

5.           Severability - To the extent that any portion of this Agreement is held unenforceable by any court, tribunal or arbiter of competent jurisdiction, the parties mutually agree that the balance of this Agreement, including the releases set forth hereinabove at ¶ 1 shall remain binding and enforceable; however, the parties further' agree that if Seawright breaches its warranty and representation of ownership of the Seawright Property, then any releases by Amicus of Sens and/or Seawright shall be null and void.

6.           Integration - This Agreement shall be considered the mutual workmanship of the undersigned parties. It contains the entire agreement between the parties in relation to matters described herein, and no inducements or promises other than as expressly set forth herein have been given or received in return for same. All negotiations leading up to this Agreement are merged herewith and shall not be the basis for any legal rights, claims or defenses in relation to any litigation or otherwise. This Agreement may be amended only in writing, signed by all of the parties.

7.           No Admission of Liability - This Agreement is entered into as an expedient and cost-effective alternative to costly litigation and is entered into without admission of liability and/or legal obligation by the parties hereto, all of which liability and legal obligation is expressly denied. No rights under this Agreement may be effectively waived, except as waived herein, or as waived in a separate writing signed by the beneficiary of the right to be waived.

8.           Default - If Sens and Seawright fail to make the Settlement Payment when due, Sens and Seawright shall be in default. In the event of default, Amicus may foreclose on the Seawright Property and take any other steps to protect its rights under this Agreement, the Deed of Trust and the Promissory Note.

9.           Binding upon Successors and Assigns- This-Agreement-is-binding-upon the heirs, successors and assigns of the parties, and inures to the benefit of the heirs, successors and assigns of the parties. Moreover, for the purpose of this Agreement, the term "affiliate" shall mean any entity which has any common officers, directors and/or shareholders with either of the parties hereto.

10.           Attorney’s fees and costs – In the event of a breach of any of the provisions contained in this Agreement, the nonbreaching party shall be entitled to recover its reasonable attorney’s fees and at all costs incurred as a result of such breach.

11.            Time - The parties acknowledge and agree that time is of the essence of this Agreement.

12.           Confidentiality - It is understood and agreed between the parties hereto that all matters contained herein shall remain absolutely confidential and that neither party shall make disparaging remarks about the other. In the event of a breach of this agreement, the non-breaching party shall have the right to seek any and all remedies against the breaching party, as applicable, at equity and at law, attributable to damages suffered in any manner, directly or indirectly, related to such breach.

THE ABOVE AGREEMENT HAS BEEN READ AND FULLY UNDERSTOOD AND EACH SIGNATORY HAS HAD THE OPPORTIJNITYTO CONSULT WITH LEGAL COUNSEL WITH RESPECT TO THE TERMS'AND CONDITIONS CONTAINED IN THIS AGREEMENT.

IN WITNESS WHEREOF, the parties have set their hands and seals as of the date written below.

/s/ Joel Patrick Sens

JOEL PATRICK SENS

SEAWRIGHT HOLDINGS, INC.

By: /s/ Joel Patrick Sens

      JOEL PATRICK SENS, PRESIDENT

AMICUS FUNDING, INC.

By:  /s/ David Levy

DAVID LEVY

PRESIDENT